SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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Capital Automotive REIT

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The following is the text of a press release issued by Capital Automotive REIT on November 3, 2005.
Press Release
CA Acquisition REIT Amends Offer to Purchase to Increase Consent Payment and Extend Consent Payment Deadline for Capital Automotive REIT’s 6.75% Monthly Income Notes Due 2019
MCLEAN, Va., November 16, 2005 — Capital Automotive REIT (Nasdaq: CARS) (the “Company”), the nation’s leading specialty finance company for automotive retail real estate, today announced that CA Acquisition Corp. has amended its previously announced cash tender offer (the “Offer”) for any and all of the outstanding $125,000,000 aggregate principal amount of 6.75% Monthly Income Notes Due 2019 of Capital Automotive REIT (CUSIP #139733208) (the “Notes”) and consent solicitation regarding certain proposed amendments to the indenture governing the Notes (the “Solicitation”) to extend the Consent Payment Deadline and to increase the Consent Payment and, accordingly, the Total Consideration. All capitalized terms used but not defined in this press release have the meanings assigned to them in the Offer to Purchase and Consent Solicitation Statement, dated November 2, 2005, of CA Acquisition Corp. (the “Statement”)
The Consent Payment Deadline, which was originally scheduled to be 5:00 p.m., New York City time, on Wednesday, November 16, 2005, has been extended by CA Acquisition Corp. to 5:00 p.m., New York City time, on Monday, November 21, 2005, unless further extended. The originally established Expiration Time of 5:00 p.m., New York City time, on Friday, December 2, 2005, remains the same.
In addition, CA Acquisition Corp. has increased the Total Consideration. As described in the Statement, the Total Consideration originally offered was $26.00 per $25.00 principal amount of Notes payable to holders who validly tendered Notes and validly delivered a Consent on or before the original Consent Payment Deadline. The originally offered Total Consideration included a Consent Payment of $2.00 per $25.00 principal amount of Notes. CA Acquisition Corp. has increased the Total Consideration to $26.30 per $25.00 principal amount of Notes payable to holders who validly tender Notes and validly deliver a Consent on or before the extended Consent Payment Deadline, and who do not validly withdraw the tendered Notes or revoke the Consent on or before the extended Consent Payment Deadline. The Total Consideration includes an increased Consent Payment of $2.30 per $25.00 principal amount of Notes. All other terms relating to the determination of the Consent Payment, the Total Consideration, and the Tender Offer Consideration remain as described in the Statement.

Holders that have previously made a valid tender of their Notes and validly delivered a Consent also will receive the Total Consideration of $26.30 per $25.00 principal amount of Notes and are not required to withdraw and resubmit their tender and Consent in order to receive the increased Total Consideration or take any other action. The Company expects to pay the applicable consideration, plus any accrued and unpaid interest, on a date promptly following the Expiration Date on which the Company accepts Notes for payment pursuant to the Offer.
CA Acquisition Corp. has been informed that, with these amendments to the Offer, holders of a majority in principal amount of the Notes are prepared to deliver consents and tender their Notes in the Offer.
The Offer, which has been undertaken in connection with the previously announced merger of Capital Automotive REIT and its operating partnership into subsidiaries of Flag Fund V, LLC (the “Merger”), is subject to the satisfaction of certain conditions, including the consummation of the Merger and the receipt of consents of holders representing at least a majority in principal amount of the outstanding Notes. The Company currently expects that the Merger will close in December.
Wachovia Securities is the exclusive Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the terms of the tender offer and consent solicitation should be directed to Wachovia Securities at (704) 715-8341 or toll-free at (866) 309-6316. The Depositary and Information Agent is Global Bondholder Services Corporation. Any questions or requests for assistance or additional copies of documents may by directed to the Information Agent at (212) 430-3774 or toll-free at (866) 873-5600.
This press release amends the terms of the Offer and the Solicitation as originally set forth in the Statement and the accompanying Letter of Transmittal and Consent of November 2, 2005. No further tender offer or consent solicitation materials will be distributed to holders of the Notes. Except for the amendments to the terms of the Offer and the Solicitation set forth in this press release, the terms of the Offer and the Solicitation remain as described in the Statement and the accompanying Letter of Transmittal and Consent of November 2, 2005.
This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any Notes. The tender offer and consent solicitation is being made solely by reference to the Statement and the accompanying Letter of Transmittal and Consent of November 2, 2005, as amended by this release.
About Capital Automotive
Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust. The Company’s primary strategy is to acquire real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s website at http://www.capitalautomotive.com.

Additional Information about the Merger and Where to Find It
On November 10, 2005, the Company filed definitive proxy materials with the Securities and Exchange Commission relating to its proposed merger with clients advised by DRA Advisors LLC. These proxy materials and other relevant materials, including the definitive merger agreement, may be obtained free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, shareholders may obtain free copies of the documents that the Company files with the SEC by accessing the Company’s website. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED ITEMS. Shareholders are urged to read the definitive proxy statement and other relevant materials before making any voting or investment decisions with respect to the proposed merger.
The executive officers and trustees of the Company have interests in the proposed merger, some of which differ from, and are in addition to, those of the Company’s shareholders generally. In addition, the Company and its executive officers and trustees may be participating or may be deemed to be participating in the solicitation of proxies from the security holders of the Company in connection with the proposed merger. Information about the executive officers and trustees of the Company, their relationship with the Company and their beneficial ownership of Company securities is set forth in the proxy materials filed with the Securities and Exchange Commission on November 10, 2005. Shareholders may obtain additional information regarding the direct and indirect interests of the Company and its executive officers and trustees in the proposed merger by reading the proxy materials relating to the plan of merger.
Forward-Looking Statements
Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the forward-looking statements contained in this press release are subject to risks and uncertainties, including, but not limited to, risks that the proposed merger will not be consummated on the terms disclosed in the merger agreement, or at all; risks resulting from the potential adverse effect on the Company’s business and operations of the covenants the Company made in the merger agreement; risks resulting from the decrease in the amount of time and attention that management can devote to the Company’s business while also devoting its attention to completing the proposed merger; risks associated with the increases in operating costs resulting from the additional expenses the Company has incurred and will continue to incur relating to the proposed merger; risks that the Company’s tenants will not pay rent; risks related to the mortgage loans in the Company’s portfolio, such as the risk that borrowers will not pay the principal or interest or otherwise default, the level of interest income generated by the mortgage loans, the market value of the mortgage loans and of the properties securing the loans, and provisions of federal, state and local law that may delay or limit the Company’s ability to enforce its rights against a borrower or guarantor in the event of a default under a loan; risks related to the Company’s reliance on a small number of dealer groups for a significant portion of its revenue; risks of financing, such as increases in interest rates, the Company’s ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to the Company; risks that its growth will be limited if the Company cannot obtain additional capital or refinance its maturing debt; risks that planned and additional real estate investments may not be consummated; risks that competition for future real estate investments could result in less favorable terms for the Company; risks relating to the automotive industry, such as the ability of the Company’s tenants to compete effectively in the automotive retail industry or operate profitably and the ability of its tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, incentives, warranty programs, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; risks related to the Company’s financing of new construction and improvements; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to the Company’s status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to its status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; risks associated with the pending lawsuit against the Company and its trust managers relating to the proposed merger and with any other lawsuits that may arise out of the proposed merger; and those risks detailed in the Offer to Purchase and Consent Solicitation Statement and from time to time in the Company’s SEC reports, including its Form 8-K/A filed on March 11, 2005, its annual report on Form 10-K and its quarterly reports on Form 10-Q.
Contact Information
David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302